Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Premium Money Market Trust of our report dated October 16, 2020, relating to the financial statements and financial highlights, which appears in Western Asset Premium Liquid Reserves and Western Asset Premium U.S. Treasury Reserves Annual Report on Form N-CSR for the year ended August 31, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

December 17, 2020